Exhibit 99.1

FOR IMMEDIATE RELEASE
January 25, 2017
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Brent Wilder (brent.wilder@huntington.com), 614.480.5875

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2016 FOURTH QUARTER RESULTS INCLUDING 19% INCREASE IN NET INCOME
Fourth Quarter Represents Strong End to Historic and Transformational Year
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2016 fourth quarter of $212 million, or a 19% increase from the year-ago quarter. Earnings per common share for the 2016 fourth quarter were $0.18, down 14% from the year-ago quarter. Excluding approximately $0.06 per common share after tax of FirstMerit acquisition-related net expenses, adjusted earnings per common share were $0.24. Return on average assets was 0.84%, while return on average tangible common equity was 11.4%. Total revenue increased 39% over the year-ago quarter.
2016 full-year net income was $685 million, a decrease of 1% from the prior year. Earnings per common share for the year were $0.67, down 17% from the prior year. FirstMerit acquisition-related expenses totaled $282 million pretax, or $0.20 per common share after tax. Return on average assets for the full year was 0.82%, while return on average tangible common equity was 10.2%. Total revenue increased 18% over the prior year.
“We are very pleased with our strong close to 2016,” said Steve Steinour, chairman, president and CEO. “2016 performance demonstrated continued progress toward achieving our long-term financial goals. We delivered positive operating leverage for the fourth consecutive year. We also executed our balance sheet optimization strategy, in which we chose to shrink the balance sheet in order to replenish our capital ratios more quickly. This included the successful completion of a $1.5 billion auto loan securitization within the 2016 fourth quarter, demonstrating strong investor demand for our superior automobile loan production quality.”
“This was a historic year for the company as we celebrated the 150th anniversary of our founding and completed our largest-ever acquisition, a transformational transaction,” Steinour said. "Integration of FirstMerit continues to go well, and remains on track for branch conversion in mid-February. Our progress within the fourth quarter included the completion of our required divestiture of certain branches and associated relationships.”
“Taking care of and looking out for our customers are at the heart of what we do. They are also good for business. We’re proud that this strategy and our commitment to delivering superior customer service continue to be recognized. During the fourth quarter, we were recognized as a top Midwest region ranking in the J.D. Power Small Business Banking Satisfaction Study. Huntington also was the recipient of the 2016 Greenwich Excellence Award for Wealth Management and Personal Investment Services, and our commercial, middle market and small business customers recognized us within the Greenwich Best Brand Awards for ease of doing business and as a Best Brand for trust earned,” Steinour said. “Huntington also rated among the Best Places to Work for LGBT Equality for the fourth consecutive year within the 2017 Human Rights Campaign Foundation Corporate Equality Index.”
Full-year 2016 highlights compared with 2015:

•	Closing of the acquisition of FirstMerit Corporation (FirstMerit), which added approximately $26.8 billion of total assets, $15.5 billion of total loans and leases, and $21.2 billion of total deposits

•	FirstMerit integration proceeding as planned; branch conversion and consolidations scheduled for 2017 first quarter, and required branch divestiture completed during 2016 fourth quarter

•
Estimated FirstMerit annualized cost savings of $255 million are specifically identified and expected to be fully implemented by 2017 third quarter; revenue enhancements also identified and already being realized

•	Increased cash dividends for sixth consecutive year; end-of-year dividend yield of 2.4%

•	$8.8 billion, or 18%, increase in average loans and leases, including a $4.0 billion, or 20%, increase in commercial and industrial loans and a $1.8 billion, or 20%, increase in automobile loans

•
$9.3 billion, or 18%, increase in average total core deposits, including a $7.1 billion, or 31%, increase in average demand deposits and a $2.8 billion, or 53%, increase in average savings and other domestic deposits

•	$540 million, or 18%, increase in fully-taxable equivalent revenue, including a $429 million, or 22%, increase in fully-taxable equivalent net interest income

•	Net interest margin of 3.16%, an increase of 1 basis point

•
$111 million, or 11%, increase in noninterest income, including a $44 million, or 16%, increase in service charges on deposit accounts and a $26 million, or 18%, increase in cards and payment processing income

•	Net charge-offs (NCOs) of 0.19% of average loans and leases, up from 0.18%. 2016 represents the third consecutive year with NCOs below our long-term financial goal of 0.35% to 0.55%

•	$0.50, or 7%, decrease in tangible book value per common share (TBVPS) to $6.41

2016 Fourth Quarter highlights compared with 2015 Fourth Quarter:

•	$16.6 billion, or 33%, increase in average loans and leases, including a $7.5 billion, or 37%, increase in commercial and industrial loans and a $1.6 billion, or 17%, increase in automobile loans

•	$7.9 billion, or 54%, increase in average securities, including an increase of $0.9 billion of direct purchase municipal instruments in our Commercial banking segment

•
$20.5 billion, or 40%, increase in average total core deposits, driven by a $14.4 billion, or 60%, increase in demand deposits and a $7.1 billion, or 135%, decrease in savings and other domestic deposits

•	$304 million, or 39%, increase in fully-taxable equivalent revenue, including a $242 million, or 48%, increase in fully-taxable equivalent net interest income

•	Net interest margin of 3.25%, an increase of 16 basis points, primarily due to purchase accounting impact

•
$62 million, or 23%, increase in noninterest income, including a $19 million, or 26%, increase in service charges on deposit accounts, a $15 million, or 147%, increase in gain on sale of loans, and a $12 million, or 31%, increase in cards and payment processing income

•	Net charge-offs represented 0.26% of average loans and leases, up from 0.18%

Table 1 – Earnings Performance Summary

	Full Year		2016		2015
($ in millions, except per share data)	2016	2015	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$685	$693	$212	$127	$178
Diluted earnings per common share	0.67	0.81	0.18	0.11	0.21

Return on average assets	0.82%	1.01%	0.84%	0.58%	1.00%
Return on average common equity	8.2	10.7	8.2	5.4	10.8
Return on average tangible common equity	10.2	12.4	11.4	7.0	12.4
Net interest margin	3.16	3.15	3.25	3.18	3.09
Efficiency ratio	67.9	64.5	65.4	75.0	63.7

Tangible book value per common share	$6.41	$6.91	$6.41	$6.48	$6.91
Cash dividends declared per common share	0.29	0.25	0.08	0.07	0.07
Average diluted shares outstanding (000’s)	918,790	817,129	1,104,358	952,081	810,143

Average earning assets	$76,363	$63,023	$91,463	$79,687	$64,961
Average loans and leases	57,454	48,646	66,405	60,722	49,827
Average core deposits	59,380	50,121	72,070	62,022	51,585

Tangible common equity / tangible assets ratio	7.14%	7.82%	7.14%	7.14%	7.82%
Common equity Tier 1 risk-based capital ratio	9.53	9.79	9.53	9.09	9.79

NCOs as a % of average loans and leases	0.19%	0.18%	0.26%	0.26%	0.18%
NAL ratio	0.63	0.74	0.63	0.61	0.74
ACL as a % of total loans and leases	1.10	1.33	1.10	1.06	1.33

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). There was one Significant Item in the 2016 fourth quarter: $96 million of FirstMerit acquisition-related net expenses.
Table 2 – Significant Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
December 31, 2016 – net income		$212	$0.18
• Merger and acquisition-related net expenses	$(96)	(63)	(0.06)
September 30, 2016 – net income		$127	$0.11
• Merger and acquisition-related net expenses	$(159)	(107)	(0.11)
June 30, 2016 – net income		$175	$0.19
• Merger and acquisition-related net expenses	$(21)	(14)	(0.02)
March 31, 2016 – net income		$171	$0.20
• Merger and acquisition-related net expenses	$(6)	(4)	(0.01)
December 31, 2015 - net income		$178	$0.21
• Franchise repositioning-related expense	$(8)	(5)	(0.01)
• Merger and acquisition-related net gains (3)	—	$—	—

(1)	Favorable (unfavorable) impact on net income

(2)	EPS reflected on a fully diluted basis

(3)
Noninterest income and noninterest expense was recorded related to the integration of Huntington Technology Finance (HTF) and the sale of Huntington Asset Advisors (HAA), Huntington Asset Services (HASI), and Unified Financial Securities (Unified), resulting in a net gain less than $1 million.

FirstMerit Corporation Integration Update
On August 16, 2016, Huntington acquired FirstMerit Corporation and its subsidiary FirstMerit Bank. 2016 fourth quarter results reflect inclusion of FirstMerit for the entire quarter, while 2016 third quarter results reflect inclusion of FirstMerit since August 16, 2016.
Customer-facing colleagues remained focused on both growing and retaining customers, while integration-focused colleagues continued to make progress during the 2016 fourth quarter. Technology conversions have commenced and are scheduled to be substantially complete by the middle of the 2017 first quarter. The branch conversion and previously-announced branch consolidations are scheduled to be completed during the 2017 first quarter.
During the 2016 fourth quarter, Huntington also completed the previously announced divestiture of thirteen branches in the Canton, Ohio and Ashtabula, Ohio markets, including approximately $0.6 billion of total deposits and $0.1 billion of total loans and leases, to First Commonwealth Financial Corporation.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – FirstMerit Drives Linked Quarter and Year-over-Year NIM Expansion

	2016	2015		2016		2015
($ in millions)	Full Year	Full Year	Change YOY	Fourth Quarter	Third Quarter	Fourth Quarter	Change (%)
							LQ	YOY
Net interest income	$2,369	$1,951	21%	$735	$625	$497	18%	48%
FTE adjustment	42	32	32	13	11	8	19	49
Net interest income - FTE	2,411	1,983	22	748	636	505	18	48
Noninterest income	1,150	1,039	11	334	302	272	11	23
Total revenue - FTE	$3,561	$3,022	18%	$1,082	$938	$777	15%	39%

	2016	2015			2016		2015
	Full Year	Full Year	Change YOY		Fourth Quarter	Third Quarter	Fourth Quarter	Change bp
Yield / Cost								LQ	YOY
Total earning assets	3.50%	3.41%	9	bp	3.60%	3.52%	3.37%	8 bp	23 bp
Total loans and leases	3.81	3.64	17		3.95	3.81	3.59	14	36
Total securities	2.54	2.60	(6)		2.58	2.47	2.58	11	—
Total interest-bearing liabilities	0.48	0.37	11		0.48	0.49	0.41	(1)	7
Total interest-bearing deposits	0.23	0.22	1		0.23	0.22	0.23	1	—

Net interest rate spread	3.02	3.04	(2)		3.12	3.03	2.96	9	16
Impact of noninterest-bearing funds on margin	0.14	0.11	3		0.13	0.15	0.13	(2)	—
Net interest margin	3.16%	3.15%	1	bp	3.25%	3.18%	3.09%	7 bp	16 bp
See Pages 8-10 and 21-23 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Fully-taxable equivalent (FTE) net interest income for the 2016 fourth quarter increased $242 million, or 48%, from the 2015 fourth quarter. This reflected the benefit from the $26.5 billion, or 41%, increase in average earning assets partially coupled with a 16 basis point improvement in the FTE net interest margin (NIM) to 3.25%. Average earning asset growth included a $16.6 billion, or 33%, increase in average loans and leases and a $7.9 billion, or 54%, increase in average securities. The NIM expansion reflected a 23 basis point increase related to the mix and yield of earning assets and a 0 basis point increase in the benefit from noninterest-bearing funds, partially offset by a 7 basis point increase in funding costs. FTE net interest income during the 2016 fourth quarter included $42 million, or approximately 18 basis points, of purchase accounting impact.
Compared to the 2016 third quarter, FTE net interest income increased $112 million, or 18%. Average earning assets increased $11.8 billion, or 15%, sequentially, while the NIM increased 7 basis points. The increase in the NIM reflected a 8 basis point increase related to the mix and yield of earning assets, partially offset by a 2 basis point decrease in the benefit from noninterest-bearing funds. The purchase accounting impact on the net interest margin was approximately 18 basis points in the 2016 fourth quarter compared to approximately 11 basis points in the prior quarter.

Table 4 – Average Earning Assets – C&I Represents Largest Driver of Loan Growth

	2016	2015		2016		2015
($ in billions)	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$23.7	$19.7	20%	$27.7	$25.0	20.2	11%	37%
Commercial real estate	6.0	5.2	15	7.2	6.4	5.3	13	37
Total commercial	29.7	25.0	19	34.9	31.3	25.5	12	37
Automobile	10.5	8.8	20	10.9	11.4	9.3	(5)	17
Home equity	9.1	8.5	7	10.1	9.3	8.5	9	19
Residential mortgage	6.7	5.9	13	7.7	7.0	6.1	10	27
RV and marine finance	0.7	—	—	1.8	0.9	—	101	-
Other consumer	0.7	0.5	54	1.0	0.8	0.5	17	75
Total consumer	27.8	23.7	17	31.5	29.4	24.4	7	29
Total loans and leases	57.5	48.6	18	66.4	60.7	49.8	9	33
Total securities	17.8	13.6	30	22.4	18.2	14.5	23	54
Held-for-sale and other earning assets	1.2	0.7	55	2.6	0.8	0.6	231	343
Total earning assets	$76.4	$63.0	21%	$91.5	$79.7	$65.0	15%	41%
See Pages 8 and 21 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Average earning assets for the 2016 fourth quarter increased $26.5 billion, or 41%, from the year-ago quarter. The increase was driven by:

•
$7.9 billion, or 54%, increase in average securities, primarily reflecting the FirstMerit acquisition, as well as the reinvestment of cash flows and additional investment in Liquidity Coverage Ratio (LCR) Level 1 qualifying securities. The 2016 fourth quarter average balance included $2.9 billion of direct purchase municipal instruments in our commercial banking segment, up from $2.0 billion in the year-ago quarter.

•
$7.5 billion, or 37%, increase in average commercial and industrial (C&I) loans and leases, primarily reflecting the impact of the FirstMerit acquisition, the $0.6 billion increase in automobile dealer floorplan loans, and the $0.4 billion increase in corporate banking.

•	$2.0 billion, or 37%, increase in commercial real estate (CRE) loans, primarily reflecting the FirstMerit acquisition.

•	$1.8 billion increase in average RV and marine finance loans, which was a new product offering for Huntington acquired with FirstMerit.

•
$1.6 billion, or 17%, increase in average automobile loans, primarily reflecting the addition of the FirstMerit portfolio. The increase also reflects continued strength in new and used automobile originations across our 23-state auto finance lending footprint, while maintaining our underwriting consistency and discipline, partially offset by the impact of the $1.5 billion auto loan securitization.

•	$1.6 billion, or 19%, increase in average home equity loans and lines of credit, primarily reflecting the FirstMerit acquisition.

•	$1.6 billion, or 27%, increase in average residential mortgage loans, reflecting increased demand for residential mortgage loans across our footprint and the addition of the FirstMerit portfolio.
Compared to the 2016 third quarter, average earning assets increased $11.8 billion, or 15%. This increase reflected a $4.3 billion, or 23%, increase in average securities, a $2.8 billion, or 11%, increase in C&I loans, a $0.9 billion, or 101%, increase in RV and marine finance loans, a $0.9 billion, or 13%, increase in CRE loans, a $0.8 billion, or 9%, increase in home equity loans and lines, a $0.7 billion, or 10%, increase in residential mortgage loans, and a $0.5 billion, or 5%, decrease in automobile loans. The primary driver of all increases was the mid-quarter acquisition of FirstMerit during the 2016 third quarter.
Under our previously-announced balance sheet optimization strategy, $1.5 billion of automobile loans were securitized, and $0.9 billion of non-relationship C&I and CRE loans were sold during the 2016 fourth quarter.

Table 5 – Average Deposits and Average Debt – Robust Growth in Demand Deposits Continues

	2016	2015		2016		2015
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in billions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$19.0	$16.3	17%	$23.2	$20.0	$17.2	16%	35%
Demand deposits - interest bearing	11.0	6.6	67	15.3	12.4	6.9	24	121
Total demand deposits	30.0	22.9	31	38.5	32.4	24.1	19	60
Money market deposits	19.1	19.4	(2)	18.6	18.5	19.8	1	(6)
Savings and other domestic deposits	8.0	5.2	53	12.3	8.9	5.2	38	135
Core certificates of deposit	2.3	2.6	(12)	2.6	2.3	2.4	15	8
Total core deposits	59.4	50.1	18	72.1	62.0	51.6	16	40
Other domestic deposits of $250,000 or more	0.4	0.3	59	0.4	0.4	0.4	2	(8)
Brokered deposits and negotiable CDs	3.5	2.8	27	4.3	3.9	2.9	9	46
Deposits in foreign offices	0.2	0.5	(59)	0.2	0.2	0.4	(22)	(62)
Total deposits	$63.5	$53.6	18%	$76.9	$66.5	$55.3	16%	39%

Short-term borrowings	$1.5	$1.3	14%	$2.6	$1.3	$0.5	101%	402%
Long-term debt	8.0	5.6	44	8.6	8.5	6.8	1	27
Total debt	$9.5	$6.9	38%	$11.2	$9.8	$7.3	14%	53%

Total Interest-bearing liabilities	$54.0	$44.2	22%	$64.9	$56.3	$45.5	15%	43%
See Pages 8 and 21 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Average total deposits for the 2016 fourth quarter increased $21.5 billion, or 39%, from the year-ago quarter, including a $20.5 billion, or 40%, increase in average total core deposits. The growth in average total core deposits more than fully funded the year-over-year increase in average total loans and leases. Average total interest-bearing liabilities increased $19.4 billion, or 43%, from the year-ago quarter. Including the impact of the FirstMerit acquisition, year-over-year changes in average total deposits and average total debt included:

•
$14.4 billion, or 60%, increase in average total demand deposits, including a $6.1 billion, or 35%, increase in average noninterest bearing demand deposits and an $8.4 billion, or 121%, increase in average interest bearing demand deposits. The increase in average total demand deposits was comprised of a $9.8 billion, or 62%, increase in average commercial demand deposits and a $4.6 billion, or 55%, increase in average consumer demand deposits.

•	$6.8 billion, or 158%, increase in average savings deposits, reflecting continued banker focus across all segments on obtaining our customers' full deposit relationship.

•
$3.9 billion, or 53%, increase in average total debt, reflecting a $2.1 billion, or 402%, increase in average short-term borrowings and a $1.8 billion, or 27%, increase in average long-term debt. The increase in average long-term debt reflected the issuance of $2.0 billion of holding company-level senior debt during 2016.

•	$1.3 billion, or 46%, increase in average brokered deposits and negotiable CDs, impacted by the FirstMerit acquisition.
Partially offset by:

•
$1.2 billion, or 6%, decrease in average money market deposits. During the 2016 third quarter, changes to commercial accounts resulted in the reclassification of $2.8 billion of deposits from money market into interest bearing demand deposits. This decrease was partially offset by the impact of the FirstMerit acquisition.

Compared to the 2016 third quarter, average noninterest bearing demand deposits increased $3.2 billion, or 16%, and average total interest-bearing liabilities increased $8.6 billion, or 15%. The increase in average total interest-bearing liabilities reflected a $3.2 billion, or 41%, increase in average savings deposits, a $2.9 billion, or

24%, increase in average interest bearing demand deposits, and a $1.3 billion, or 101%, increase in average short-term borrowings.
Noninterest Income (see Basis of Presentation)
Table 6 - Noninterest Income (GAAP) - Deposit Service Charge- and Card and Payment Processing-related Fee Growth Augmented by Balance Sheet Optimization-related Loan Sale Gains

	2016	2015		2016		2015
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$324	$280	16%	$92	$87	$73	5%	26%
Cards and payment processing income	169	143	18	49	44	38	11	31
Mortgage banking income	128	112	15	38	41	31	(8)	19
Trust services	108	106	2	34	29	25	18	35
Insurance income	65	65	(1)	16	16	16	4	6
Brokerage income	62	60	3	17	15	14	16	18
Capital markets fees	60	54	11	19	15	14	27	36
Bank owned life insurance income	58	52	10	17	14	13	18	27
Gain on sale of loans	47	33	43	25	8	10	233	147
Securities (losses) gains	—	1	(111)	(2)	1	—	—	—
Other income	129	133	(3)	30	33	37	(11)	(21)
Total noninterest income	$1,150	$1,039	11%	$334	$302	$272	11%	23%
Table 7 - Impact of Significant Items

	2016	2015	2016		2015
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Service charges on deposit accounts	$—	$—	$—	$—	$—
Cards and payment processing income	—	—	—	—	—
Mortgage banking income	—	—	—	—	—
Trust services	—	—	—	—	—
Insurance income	—	—	—	—	—
Brokerage income	—	—	—	—	—
Capital markets fees	—	—	—	—	—
Bank owned life insurance income	—	—	—	—	—
Gain on sale of loans	—	—	—	—	—
Securities (losses) gains	—	—	—	—	—
Other income	(1)	3	(1)	—	3
Total noninterest income	$(1)	$3	$(1)	$—	$3

Table 8 - Adjusted Noninterest Income (Non-GAAP)

	2016	2015		2016		2015
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$324	$280	16%	$92	$87	$73	5%	26%
Cards and payment processing income	169	143	18	49	44	38	11	31
Mortgage banking income	128	112	15	38	41	31	(8)	19
Trust services	108	106	2	34	29	25	18	35
Insurance income	65	65	(1)	16	16	16	4	6
Brokerage income	62	60	3	17	15	14	16	18
Capital markets fees	60	54	11	19	15	14	27	36
Bank owned life insurance income	58	52	10	17	14	13	18	27
Gain on sale of loans	47	33	43	25	8	10	233	147
Securities (losses) gains	—	1	(111)	(2)	1	—	—	—
Other income	130	129	1	31	33	34	(6)	(9)
Total adjusted noninterest income	$1,151	$1,035	11%	$335	$302	$268	11%	25%
See Pages 11-12 and 24-25 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.
Noninterest income for the 2016 fourth quarter increased $62 million, or 23%, from the year-ago quarter. The year-over-year increase primarily reflected:

•
$19 million, or 26%, increase in service charges on deposit accounts, reflecting the benefit of continued new customer acquisition. Of the increase, $12 million was attributable to consumer deposit accounts, while $7 million was attributable to commercial deposit accounts.

•
$15 million, or 147%, increase in gain on sale of loans, reflecting a $6 million auto loan securitization gain and $5 million of gains on non-relationship C&I and CRE loan sales, both of which were related to the balance sheet optimization strategy completed in the 2016 fourth quarter.

•	$12 million, or 31%, increase in cards and payment processing income, due to higher card-related income and underlying customer growth.

•	$9 million, or 35%, increase in trust services, primarily related to the FirstMerit acquisition.

•	$6 million, or 19%, increase in mortgage banking income, reflecting a $7 million increase from net mortgage servicing rights (MSR) hedging-related activities.
Partially offset by:

•	$8 million, or 21%, decrease in other income, reflecting $8 million unfavorable impact related to ineffectiveness of derivatives used to hedge fixed-rate, long-term debt.
Compared to the 2016 third quarter, total noninterest income increased $32 million, or 11%. Gain on sale of loans increased $17 million, or 233%, primarily as a result of the previously mentioned automobile loan securitization gain and non-relationship C&I and CRE loan sale gains related to our balance sheet optimization strategy. Trust services increased $5 million, or 18%, reflecting the full quarter's impact of the FirstMerit acquisition.

Noninterest Expense (see Basis of Presentation)
Table 9 – Noninterest Expense from Continuing Operations (GAAP) – Continued Expense Discipline Focus

	2016	2015		2016		2015
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,349	$1,122	20%	$360	$405	$289	(11)%	25%
Outside data processing and other services	305	231	32	89	91	64	(3)	39
Equipment	165	125	26	60	41	32	46	88
Net occupancy	153	122	32	49	41	33	19	50
Professional services	105	50	21	23	47	13	(51)	78
Marketing	63	52	109	21	14	12	49	78
Deposit and other insurance expense	54	45	21	16	15	11	6	42
Amortization of intangibles	30	28	9	14	9	4	56	272
Other expense	225	201	12	91	48	42	88	119
Total noninterest expense	$2,450	$1,976	24%	$723	$712	$499	2%	45%
(in thousands)
Number of employees (Average full-time equivalent)	16.0	12.2	31%	16.0	14.5	12.4	10%	29%
Table 10 - Impacts of Significant Items

	2016	2015	2016		2015
	Full	Full	Fourth	Third	Fourth
($ in millions)	Year	Year	Quarter	Quarter	Quarter
Personnel costs	$76	$5	$(5)	$76	$2
Outside data processing and other services	46	4	15	28	2
Equipment	25	—	20	7	5
Net occupancy	15	5	7	5	—
Professional services	58	5	9	34	1
Marketing	6	—	4	1	—
Other expense	56	39	44	8	—
Total noninterest expense	$281	$58	$95	$159	$10
Table 11 - Adjusted Noninterest Expense (Non-GAAP)

	2016	2015		2016		2015
	Full	Full	YOY	Fourth	Third	Fourth	Change (%)
($ in millions)	Year	Year	Change	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$1,273	$1,117	14%	$365	$329	$287	11%	27%
Outside data processing and other services	258	227	14	73	63	62	16	18
Equipment	140	125	12	40	34	27	18	48
Net occupancy	138	117	18	42	37	33	14	27
Professional services	47	45	4	14	13	12	8	17
Marketing	57	52	10	17	14	12	21	42
Deposit and other insurance expense	54	45	20	16	15	11	7	45
Amortization of intangibles	30	28	7	14	9	4	56	250
Other expense	170	162	5	47	40	41	18	15
Total adjusted noninterest expense	$2,167	$1,918	13%	$628	$553	$488	14%	29%
See Pages 11-12 and 24-25 of Quarterly Financial Supplement for additional detail.
Note: 2016 results reflect inclusion of FirstMerit since August 16, 2016.

Reported noninterest expense for the 2016 fourth quarter increased $224 million, or 45%, from the year-ago quarter. Including the impact of the FirstMerit acquisition, changes in reported noninterest expense primarily reflect:

•
$71 million, or 25%, increase in personnel costs, reflecting an $84 million increase in salaries related to the May implementation of annual merit increases and a 29% increase in the number of average full-time equivalent employees, partially offset by a $13 million decrease in benefits expense related to an $18 million gain on the settlement of a portion of the FirstMerit pension plan liability during the 2016 fourth quarter.

•	$49 million, or 119%, increase in other expense, primarily reflecting a $40 million contribution in the 2016 fourth quarter to achieve the philanthropic plans related to FirstMerit.

•	$28 million, or 88%, increase in equipment expense, reflecting the impact of the FirstMerit acquisition.

•	$25 million, or 39%, increase in outside data processing and other services expense, primarily related to ongoing technology investments and the impact of the FirstMerit acquisition.

•	$17 million, or 50%, increase in net occupancy costs, reflecting the FirstMerit acquisition.

•	$10 million, or 272%, increase in amortization of intangibles reflecting the FirstMerit acquisition.

•	$10 million, or 78%, increase in professional services, primarily related to $9 million of acquisition-related Significant Items in the 2016 fourth quarter.

•	$9 million, or 78%, increase in marketing, related to the FirstMerit acquisition.
Reported noninterest expense increased $11 million, or 2%, from the 2016 third quarter. Other expense increased $43 million, or 88%, from the prior quarter, primarily reflecting the previously-mentioned $40 million contribution, as well as the $6 million benefit related to the extinguishment of trust preferred securities in the 2016 fourth quarter compared to a $4 million benefit in the prior quarter. Equipment expense increased $8 million, or 19%, primarily reflecting $20 million of acquisition-related Significant Items in the 2016 fourth quarter. Net occupancy expense increased $19 million, or 46%, reflecting a full quarter's impact of the FirstMerit acquisition. Personnel expense decreased $45 million, or 11%, as a result of an $82 million decrease in acquisition-related Significant Items, partially offset by a full quarter's impact of the FirstMerit acquisition. Professional services decreased $24 million, or 51%, due to a $25 million decrease in acquisition-related Significant Items.

Credit Quality
Table 12 – Credit Quality Metrics – NPAs and NCOs Remain Stable Sequentially

	2016				2015
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$423	$404	$461	$499	$372
Total other real estate, net	51	71	29	26	27
Other NPAs (1)	7	—	—	—	—
Total nonperforming assets	481	475	490	525	399
Accruing loans and leases past due 90 days or more	129	135	99	106	106
NPAs + accruing loans and lease past due 90 days or more	$610	$610	$589	$631	$505
NAL ratio (2)	0.63%	0.61%	0.88%	0.97%	0.74%
NPA ratio (3) (4)	0.72	0.72	0.93	1.02	0.79
(NPAs+90 days)/(Loans+OREO)	0.91	0.92	1.12	1.22	1.00
Provision for credit losses	$75	$64	$25	$28	$36
Net charge-offs	44	40	17	9	22
Net charge-offs / Average total loans	0.26%	0.26%	0.13%	0.07%	0.18%
Allowance for loans and lease losses	$638	$617	$623	$614	$598
Allowance for unfunded loan commitments and letters of credit	98	88	74	75	72
Allowance for credit losses (ACL)	$736	$705	$697	$689	$670
ACL as a % of:
Total loans and leases	1.10%	1.06%	1.33%	1.34%	1.33%
NALs	174	174	151	138	180
NPAs	153	148	142	131	168

(1)	Other nonperforming assets includes certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.

(4)	Excludes nonaccruing troubled debt restructured home equity loans previously transferred to held-for-sale for the quarters ending December 31, 2015 through June 30, 2016.
See Pages 13-18 and 26-31 of Quarterly Financial Supplement for additional detail.
Overall asset quality remains strong, with modest volatility. Overall consumer credit metrics, led by the Home Equity and Residential portfolios, continue to show an improving trend, while the Commercial portfolios continue to experience some quarter-to-quarter volatility based on the absolute low level of problem loans. The FirstMerit portfolio quality, composition, and geographic distribution were similar to the legacy Huntington portfolio. The only new loan classification is the RV / marine portfolio.
Nonaccrual loans and leases (NALs) of $423 million represented 0.63% of total loans and leases, down from 0.74% a year ago. The decrease in the NAL ratio reflected a 14% year-over-year increase in NALs, more than offset by the impact of the 33% year-over-year increase in total loans. Nonperforming assets (NPAs) of $481 million represented 0.72% of total loans and leases and OREO, down from 0.79% a year ago. The NAL ratio increased 2 basis points from the prior quarter, while the NPA ratio remained unchanged.
The provision for credit losses increased to $75 million in the 2016 fourth quarter compared to $36 million in the 2015 fourth quarter. Net charge-offs (NCOs) increased $22 million, or 99%, to $44 million. NCOs represented an annualized 0.26% of average loans and leases in the current quarter, unchanged from the prior quarter but up from 0.18% in the year-ago quarter. Commercial charge-offs continued to be positively impacted by recoveries in the CRE portfolio and broader continued successful workout strategies, while consumer charge-offs remained within our expected range. We continue to be pleased with the net charge-off performance across the entire portfolio, as we remain below our targeted range of 0.35% to 0.55%.
The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.10% from 1.33% a year ago, while the ACL as a percentage of period-end total NALs decreased to 174% from 180%.

The decline in the coverage ratios is primarily a function of the purchase accounting impact associated with FirstMerit.
Capital
Table 13 – Capital Ratios – Balance Sheet Optimization Strategy Drives Linked-Quarter Increase in Regulatory Capital Ratios

	2016				2015
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	7.14%	7.14%	7.96%	7.89%	7.82%
Regulatory common equity tier 1 risk-based capital ratio (1)	9.53%	9.09%	9.80%	9.73%	9.79%
Regulatory Tier 1 risk-based capital ratio (1)	10.89%	10.40%	11.37%	10.99%	10.53%
Regulatory Total risk-based capital ratio (1)	13.02%	12.56%	13.49%	13.17%	12.64%
Total risk-weighted assets (1)	$78,267	$80,513	$60,721	$59,798	$58,420

(1)	December 31, 2016 figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.
See Pages 19-20 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.14% at December 31, 2016, down 68 basis points from a year ago. The regulatory Common Equity Tier 1 (CET1) risk-based capital ratio was 9.53% at December 31, 2016, down from 9.79% at December 31, 2015. The regulatory Tier 1 risk-based capital ratio was 10.89% compared to 10.53% at December 31, 2015.
All capital ratios were impacted by the $1.3 billion of goodwill created and the issuance of $2.8 billion of common stock as part of the FirstMerit acquisition. The regulatory Tier 1 risk-based and total risk-based capital ratios benefited from the issuance of $400 million and $200 million of Class D preferred equity during the 2016 first and second quarters, respectively, and the issuance of $100 million of Class C preferred equity during the 2016 third quarter in exchange for FirstMerit preferred equity in conjunction with the acquisition. The total risk-based capital ratio was impacted by the repurchase of $40 million of trust preferred securities during the 2016 fourth quarter and $20 million of trust preferred securities during the 2016 third quarter, both of which were executed under the de minimis clause of the Federal Reserve's CCAR rules. In addition, $5 million of trust preferred securities were acquired in the FirstMerit acquisition and subsequently were redeemed. There were no common shares repurchased during 2016.
Income Taxes
The provision for income taxes in the 2016 fourth quarter was $59 million and $56 million in the 2015 fourth quarter. The effective tax rates for the 2016 fourth quarter and 2015 fourth quarter were 21.8% and 23.8%, respectively.
At December 31, 2016, we had a net federal deferred tax asset of $90 million and a net state deferred tax asset of $42 million.
Expectations – 2017
“Looking forward into 2017, we are optimistic that improved consumer confidence and jobs growth will translate into overall economic growth in the markets where we do business. Operationally, we expect to realize the full financial benefits of integration completion within the second half of the year, meeting our commitment for cost savings. We are driving revenue synergies and organic revenue growth, leveraging our expanded footprint and customer base,” Steinour said. “We will see minor benefits from the Federal Reserve’s December interest rate action, and any additional rate increases in 2017 would be additive to our bottom line.”
We expect full-year revenue growth, given the FirstMerit acquisition, to be in excess of 20%. While continuing to proactively invest in the franchise, we will manage the expense base with respect to our annual goal to deliver positive operating leverage. We expect to implement all FirstMerit-related cost savings by the 2017 third quarter.
We expect average balance sheet growth, driven largely by the FirstMerit acquisition, to be in excess of 20%. On a period-end basis, we expect loan growth of 4% to 6%.
Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the quickly evolving macroeconomic conditions, commodities and currency market volatility, and current low level of problem assets and credit costs. We anticipate NCOs will remain below our long-term normalized range of 35 to 55 basis points, while provision expense will continue to normalize.
The effective tax rate for 2017 is expected to be in the range of 24% to 27%, excluding Significant Items.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 25, 2017, at 9:00 a.m. (Eastern Standard Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID# 13652110. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through February 8, 2017 at (877) 660-6853 or (201) 612-7415; conference ID# 13652110.
Please see the 2016 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.
Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the merger with FirstMerit Corporation are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where we do business; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger with FirstMerit Corporation; our ability to complete the integration of FirstMerit Corporation successfully; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2015 and our subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents we file with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2015 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $100 billion of assets and a network of 1,115 branches and 1,891 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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